EXHIBIT 99.1

          AGGREGATE TOTALS FOR THE PERIOD MAY 4, 2005 TO JUNE 30, 2005


PRINCIPAL COLLECTIONS INFORMATION IN AUD (AND USD WHERE INDICATED) AGGREGATED TO THE DATE OF THE LAST PAYMENT

Aggregate principal amount of each class of USD notes as at the first day after the payment date occurring during the collection period.
Class A: USD 1,000,000,000

Aggregate coupon interest paid to noteholders of each class of notes:
Class A: USD 3,123,050

Aggregate of Principal payments made in respect to each class of notes:
Class A: USD 1,213,800

Aggregate Mortgage Principal Repayments received for the period:
Scheduled         AUD 430,342
Unscheduled       AUD 1,132,826

Aggregate of all redraws on housing loans:
AUD 602,704

Aggregate of outstanding balance of housing loans at the end of the period:
AUD 1,321,896,544

Aggregate Income of the trust for the period:        AUD 8,216,980
Aggregate Expenses of the trust for the period:      AUD 7,959,119

Interest rates for the period:

Class A Notes: 3.21228%

Delinquency and loss statistics with respect to the housing loans:

Loss:                      Nil
Delinquency:               0-29 days        1.60%
                           30 -59 days      0.72%
                           60+ days         0.00%